Exhibit 10.1
NOTICE OF STOCK OPTION GRANT
(GLOBAL)
UPWORK INC.
2018 EQUITY INCENTIVE PLAN
GRANT NUMBER: 3103
Unless otherwise defined herein, the terms defined in the Upwork Inc. (the “Company”) 2018 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Stock Option Grant (the “Notice of Grant”) and the attached Stock Option Agreement, including Exhibit A attached hereto (collectively, the “Option Agreement”). You have been granted an Option to purchase Shares under the Plan subject to the terms and conditions of the Plan, this Notice of Grant and the Option Agreement.
Name:    Hayden Brown
Address:    xxxxx xxxxxxxxxxxxx xxxxx xxxx xxxx xx
Number of Shares:    1,500,000
Exercise Price Per Share:    $38.80
Date of Grant:    January 18, 2021

Type of Option:    _____ Non-Qualified Stock Option __x__ Incentive Stock Option
Expiration Date:    January 18, 2031; subject to earlier expiration as provided in the Plan or the Option Agreement.
Vesting Schedule:     The Option will vest in accordance with the vesting schedule set forth in Exhibit A. The actual number of Shares subject to the Option that vest, if any, may be lower than the Number of Shares set forth above depending on the extent to which the Shares subject to the Option vest pursuant to a time-based vesting requirement, a performance-based vesting requirement, and other conditions set forth in Exhibit A.
This Notice of Grant may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. By accepting this Option, you consent to the electronic delivery and acceptance as further set forth in the Option Agreement. You acknowledge that the vesting of the Option pursuant to this Notice of Grant is earned only by continuing Service, but you understand that your employment or consulting relationship with the Company or a Parent, Subsidiary or Affiliate is for an unspecified duration and can be terminated and that nothing in this Notice of Grant, the Option Agreement or the Plan changes the nature of that relationship. By accepting this Option, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, this Notice of Grant and the Option Agreement.

PARTICIPANT	UPWORK INC.

Signature : /s/ Hayden Brown	By: /s/ Brian Levey

Print Name: Hayden Brown	Its: Secretary

Stock Option Agreement
UPWORK INC. 2018
EQUITY INCENTIVE PLAN
You have been granted an Option by Upwork Inc. (the “Company”) under the 2018 Equity Incentive Plan (the “Plan”) to purchase Shares (the “Option”), subject to the terms, restrictions and conditions of the Plan, the Notice of Stock Option Grant (the “Notice of Grant”) and this Stock Option Agreement, including Exhibit A attached hereto (collectively, the “Agreement”).
1.    Grant of Option. You have been granted the Option for the number of Shares set forth in the Notice of Grant at the Exercise Price per Share set forth in the Notice of Grant. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 limit under Code Section 422(d), it shall be treated as a Nonqualified Stock Option (“NSO”).
2.    Termination.
(a)    General Rule. Subject to Exhibit A, if your Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three months after your termination of Service (subject to the expiration detailed in Section 6 or as provided in the Plan). If your Service is terminated for Cause, this Option will expire upon the date of such termination.
You acknowledge and agree that the vesting schedule set forth in the Notice of Grant may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You acknowledge that, subject to Exhibit A, the vesting of the Option pursuant to this Agreement is earned only by continuing Service.
(b)    Death; Disability. Subject to Exhibit A, if you die before your Service terminates (or you die within three months of your termination of Service other than for Cause), then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death (subject to the expiration detailed in Section 6 or as provided in the Plan). Subject to Exhibit A, if your Service terminates because of your Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after your termination date (subject to the expiration detailed in Section 6 or as provided in the Plan).
(c)    Termination Date. For purposes of this Option, your Service will be considered terminated as of the date you are no longer actively providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any), and your period of Service will not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any. In case of any dispute as to whether and when your termination of Service has occurred for purposes of this Option, the Committee shall have the sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Service while on a leave of absence) and the effective date of such termination.

(d)    No Notice. You are responsible for keeping track of these exercise periods following your termination of Service for any reason. The Company is not obligated to provide further notice of such periods and you should not depend on the Company or the Plan Broker (as defined below) providing any such notice (even if such notices have been provided in the past or are provided in some but not all termination circumstances). In no event shall this Option be exercised later than the Expiration Date set forth in the Notice of Grant.
3.    Exercise of Option.
(a)    Right to Exercise. This Option is exercisable during its term in accordance with the vesting schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Agreement. In the event of your death, Disability, or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice of Grant and this Agreement. This Option may not be exercised for a fraction of a Share.
(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate Exercise Price and any applicable Tax-Related Obligations that are required to be withheld as detailed in Section 8 below.
(c)    Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable Tax-Related Obligations that are required to be withheld as described in Section 8 below.
4.    Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at your election:
(a)    your personal check, wire transfer, or a cashier’s check;
(b)    for U.S. taxpayers only: certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company; the value of the shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the Exercised Shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Company stock in payment of the Exercise Price of your Option if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes;
(c)    cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Exercised Shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any applicable Tax-Related Obligations that are required to be withheld. The balance of the sale proceeds, if any, will be delivered to you. The directions must be given by signing a special notice of exercise form provided by the Company; or
(d)    other method authorized by the Company;

subject to any restrictions required by the Company for legal or administrative reasons.
5.    Non-Transferability of Option. In general, except as provided below, only you may exercise this Option prior to your death. You may not transfer or assign this Option, except as provided below. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid.
However, if you are a U.S. taxpayer, you may dispose of this Option in your will. If you are a U.S. taxpayer and this Option is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest. In addition, if you are a U.S. taxpayer and this Option is designated as a NSO in the Notice of Grant, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.
This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during your lifetime only by you, your guardian, or legal representative, as permitted in the Plan and applicable local laws. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of you.
6.    Term of Option. This Option shall in any event expire on the Expiration Date set forth in the Notice of Grant, which date is ten years after the grant date (five years after the grant date if this Option is designated as an ISO in the Notice of Grant and you are a Ten Percent Stockholder). You are responsible for keeping track of the Expiration Date. The Company is not obligated to provide notice of the Expiration Date and you should not depend on the Company or the Plan Broker (as defined below) providing any such notice (even if such notices have been provided in the past or are provided in some but not all circumstances).
7.    Tax Consequences. You should consult a tax adviser for tax consequences relating to this Option in the jurisdiction(s) in which you are subject to tax. YOU SHOULD CONSULT A TAX ADVISER BEFORE ACCEPTING THIS OPTION, EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.
(a)    Exercising the Option. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay Tax-Related Obligations that are required to be withheld as further described in Section 8 below.
(b)    Notice of Disqualifying Disposition of ISO Shares. If you sell or otherwise dispose of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, you shall immediately notify the Company in writing of such disposition. You agree that you may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current compensation paid to you.
8.    Responsibility for Taxes. Regardless of any action the Company or, if different, your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax,

fringe benefits tax, payment on account and other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Obligations”), you acknowledge that the ultimate liability for all Tax-Related Obligations is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Obligations in connection with any aspect of this Option, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Obligations or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Obligations in more than one jurisdiction, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Obligations in more than one jurisdiction.
Prior to exercise of the Option or any other relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy any withholding obligation the Company and/or the Employer may have for Tax-Related Obligations. In this regard, you authorize the Company and/or the Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Obligations from your wages or other cash compensation paid to you by the Company and/or the Employer or by withholding from proceeds of the sale of the Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sale pursuant to this authorization). The Committee may also authorize one or a combination of the following methods to satisfy Tax-Related Obligations: (a) payment by you to the Company or the Employer of an amount equal to the Tax-Related Obligations in cash, (b) having the Company withhold otherwise deliverable cash or Shares having a value equal to the Tax-Related Obligations to be withheld, (c) delivering to the Company already-owned Shares having a value equal to the Tax-Related Obligations to be withheld, or (d) any other arrangement approved by the Company and permissible under applicable law; in all cases, under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be a mandatory sale (unless the Committee shall establish an alternate method prior to the taxable or withholding event). You shall pay to the Company or the Employer any amount of Tax-Related Obligations that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your issuance of Shares upon exercise of the Option that cannot be satisfied by the means previously described.
Depending on the withholding method, the Company may withhold or account for Tax-Related Obligations by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate in your jurisdiction in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for Tax-Related Obligations is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Options, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Obligations.
Finally, you acknowledge that the Company has no obligation to deliver Shares or proceeds from the sale of Shares to you until you have satisfied the obligations in connection with the Tax-Related Obligations as described in this Section.
9.    Nature of Grant. In accepting this Option, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of this Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;
(c)    all decisions with respect to future stock options or other grants, if any, will be at the sole discretion of the Company;
(d)    you are voluntarily participating in the Plan;
(e)    this Option and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)    this Option and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement benefits or payments or welfare benefits or similar mandatory payments;
(g)    unless otherwise agreed with the Company, this Option and any Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of a Subsidiary or Affiliate;
(h)    the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;
(i)    if the underlying Shares do not increase in value, this Option will have no value;
(j)    if you exercise this Option and acquire Shares, the value of such Shares may increase or decrease, even below the Exercise Price;
(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any); and
(l)    neither the Company nor the Employer, nor any Parent, Subsidiary or Affiliate, shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option or the Shares acquired upon exercise of this Option or the subsequent sale of any Shares acquired upon exercise.
10.    Data Privacy.
(a)    Declaration of Consent. By accepting this Option and indicating consent by signing this Agreement or via the Company’s online acceptance procedure, you are declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of your country’s data protection law.
(b)    Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the

Company, details of all Options granted under the Plan or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is your consent.
(c)    Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley and its subsidiaries (“Plan Broker”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. You may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
(d)    International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company’s legal basis, where required, for the transfer of Data is your consent.
(e)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
(f)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant the Option under the Plan to you or administer or maintain your participation in the Plan.
(g)    Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you understand that you can contact your local human resources representative.
11.    Acknowledgement. The Company and you agree that this Option is granted under and governed by the Notice of Grant, this Agreement and the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of the Plan and the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions and the provisions of the Notice of Grant and this Agreement, and (iii) hereby accept this Option subject to all of the terms and conditions set forth in this Agreement and those set forth in the Plan and the Notice of Grant. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant and this Agreement.
12.    Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this Option, you consent to the electronic delivery of the Notice of Grant, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its securityholders (including, without limitation, annual reports and proxy statements) or other communications or information related to this Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stockadmin@upwork.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stockadmin@upwork.com. Finally, you understand that you are not required to consent to electronic delivery.
13.    Compliance with Laws and Regulations. The exercise of this Option will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Company’s common stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
14.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
15.    Governing Law; Venue. This Agreement, all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice of Grant and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Clara County, California or the federal courts of the United States for the Northern District of California and no other courts.
16.    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
17.    No Rights as Employee, Director or Consultant. Nothing in this Agreement shall create a right to employment or other Service or be interpreted as forming or amending an employment, service contract or relationship with the Company and this Agreement shall not affect in any manner whatsoever any right or power of the Company, or a Parent, Subsidiary or Affiliate, to terminate your Service, for any reason, with or without Cause.

18.    Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Option shall be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or the Committee or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your Option (whether vested or unvested) and the recoupment of any gains realized with respect to your Option.
19.    Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice of Grant constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning this Option are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
20.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on the laws of applicable jurisdictions, including but not limited to your country and the United States, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Options) or rights linked to the value of Shares under the Plan during such times as you are considered to have “material non-public information” or “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
21.    Foreign Asset/Account Reporting. You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to purchase or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.
22.    Language. You acknowledge that you are proficient in the English language and understand the provisions in this Agreement and the Plan. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
23.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.
BY ACCEPTING THIS OPTION, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

Exhibit A
Vesting Schedule
As used in this Exhibit A, the following definitions shall apply to the following capitalized terms:
“Achievement Date” means the first trading date occurring during the Performance Period in which a Company Stock Price Target is achieved.
“Cause” shall have the same meaning ascribed to such term in your Change in Control and Severance Agreement with the Company (as may be amended from time to time).
“Change of Control” shall have the same meaning ascribed to such term in your Change in Control and Severance Agreement with the Company (as may be amended from time to time).
“Company Stock Price” means the volume-weighted average sale price of a Share on the Nasdaq stock exchange (or other national securities exchange on which the Shares are then listed) measured over any consecutive ninety (90) day period, as reported by, or based upon data reported by a reliable reporting service as determined by the Company. In case of any dispute as to the determination of the Company Stock Price, the Committee shall have the sole discretion to make the final determination.
“Company Stock Price Target” means each target with respect to the Company Stock Price as set forth in Table 1 under Section 2 of this Exhibit A, subject to equitable adjustment by the Committee in the event that the Shares under the Plan are adjusted pursuant to Section 2.6 of the Plan.
“Final Measurement Date” means April 18, 2026, the last day of the Performance Period.
“Good Reason” shall have the same meaning ascribed to such term in your Change in Control and Severance Agreement with the Company, effective as of January 1, 2020.
“Performance Period” means the period commencing on January 18, 2021 and ending on April 18, 2026.
1.    Vesting. All Shares subject to the Option shall be subject to a four-year service-based vesting requirement (the “Time Vesting Requirement”) and the achievement of certain Company Stock Price Targets (the “Performance Vesting Requirement”) such that the Shares subject to the Option may only be exercised to the extent such Shares have vested in accordance with both the Time Vesting Requirement and the Performance Vesting Requirement.

2.    Performance Vesting Requirement. All Shares subject to the Option are eligible to vest with respect to the Performance Vesting Requirement to the extent the Company Stock Price equals or exceeds an applicable Company Stock Price Target as set forth in Table 1, below, in which case the number of Shares listed directly across from such Company Stock Price Target shall vest with respect to the Performance Vesting Requirement as of the Achievement Date. The determination of the number of Shares vested based on an applicable Company Stock Price Target shall not be determined through linear interpolation. The Company Stock Price must be at or above the Company Stock Price Target specified in Table 1, below, for the number of Shares listed directly across such Company Stock Price Target to vest with respect to the Performance Vesting Requirement. For the avoidance of doubt, (a) each Company Stock Price Target may only be achieved once during the Performance Period and (b) more than one Company Stock Price Target may be achieved on a particular date.

a.    Table 1.

Company Stock Price Target	Shares
$60.00	100,000
$70.00	200,000
$80.00	300,000
$90.00	400,000
$100.00	500,000

3.    Expiration of Performance Vesting. The Option will expire with respect to any Shares that have not satisfied the Performance Vesting Requirement on or before the earlier of (a) the Final Measurement Date, (b) a Change of Control, and (c) the date on which you no longer serve as the Company’s Chief Executive Officer; provided that in the event that you no longer serve as the Company’s Chief Executive Officer, the Option will remain outstanding and eligible to vest as necessary to give effect to the terms set forth herein.

4.    Acceleration of Performance Vesting. Notwithstanding Section 3 of this Exhibit A, in the event that your Service terminates in a manner described in this Section 4, certain Shares subject to the Option may be subject to accelerated vesting in accordance with the terms set forth herein.
a.    In the event of a Change in Control (a) during which you serve as the Company’s Chief Executive Officer, or (b) within three (3) months following a termination of your employment as Chief Executive Officer by the Company without Cause or your resignation as Chief Executive Officer for Good Reason, “Company Stock Price” will mean the price per share applicable to the Change in Control for the purpose of determining whether any additional Company Stock Price Targets are achieved as of the date of the Change in Control. If the price per share applicable to the Change in Control equals or exceeds an applicable Company Stock Price Target, then the number of Shares listed directly across such Company Stock Price Target shall vest with respect to the Performance Vesting Requirement.
b.    In the event of a termination or resignation of your service with the Company as Chief Executive Officer either (a) by the Company without Cause or your resignation for Good Reason, or (b) due to your death or Disability, and such termination or resignation takes place on a date on which the volume-weighted average sale price of a Share on the Nasdaq stock exchange (or other national securities exchange on which the Shares are then listed) for a minimum of 45 consecutive days preceding such termination or resignation equals or exceeds an applicable Company Stock Price Target, as determined by the Committee in its sole discretion, then the number of Shares listed directly across such Company Stock Price Target shall vest with respect to the Performance Vesting Requirement.
c.    In the event that your Service terminates in a manner that could not give rise to acceleration in accordance with the terms set forth in this Section 4, any Shares subject to the Option that remain then-unvested as of the date of such termination shall be forfeited and you will have no further rights with respect to such Shares.

5.    Time Vesting Requirement.
a.    1/16th of the Shares subject to the Option shall vest on each quarterly anniversary of the Date of Grant such that the Option shall be fully vested with respect to the Time Vesting Requirement on the four-year anniversary of the Date of Grant, subject to your continuous service to the Company as Chief Executive Officer, Executive Chairperson or any C-level officer position (each, a “Designated Position”) on each applicable vesting date.
b.    Notwithstanding the foregoing, with respect to the Time Vesting Requirement only, the Shares subject to the Option shall accelerate as follows: (a) as set forth in your Change in Control and Severance Agreement with the Company (as may be amended from time to time), and (b) in the event that you are terminated or resign from a Designated Position due to your death or Disability, the Option shall accelerate with respect to the Time Vesting Requirement with respect to that number of Shares subject to the Option that would have vested in accordance with the Time Vesting Requirement over the twelve (12) months immediately following such termination or resignation, only to the extent that as of immediately prior to the date of such death or Disability, such number of Shares have satisfied the Performance Vesting Requirement. For the avoidance of doubt, any vesting (including any vesting acceleration) with respect to the Time Vesting Requirement shall apply to each “tranche” of Shares proportionately such that, for example, on the two-year anniversary of the Date of Grant, fifty percent (50%) of each “tranche” shall vest with respect to the Time Vesting Requirement (e.g. 50,000 for the $60 tranche, 100,000 for the $70 tranche, etc.).
c.    For example, if the Performance Vesting Requirement is achieved with respect to the $60 stock price target on or before the two year anniversary of the Date of Grant, then as of such date the Option will be vested with respect to the Performance Vesting Requirement as to 100,000 Shares, and of those Shares, 50,000 will be vested with respect to the Time Vesting Requirement (and therefore exercisable); the remaining 50,000 will vest with respect to the Time Vesting Requirement (and therefore become exercisable) ratably over the following eight quarters so long as you continue to provide services to the Company in a Designated Position. Further, if immediately following the two year anniversary of the Date of Grant, you are terminated without Cause or resign for Good Reason and within three months following such separation the Company effects a Change in Control pursuant to which the price per share applicable to the Change in Control is $70, then the following acceleration will apply to the Option: (i) 200,000 Shares subject to the Option will accelerate and vest with respect to the Performance Vesting Requirement and (ii) 100% of the Shares subject to the Option will vest with respect to the Time Vesting Requirement, such that an aggregate of 300,000 Shares, inclusive of the 200,000 Shares in clause (i), subject to the Option will become exercisable.

6.    General Release. To the extent that any acceleration of your Performance Award results from a termination by the Company without Cause or your resignation for Good Reason, either alone or in connection with a Change in Control, such acceleration shall be contingent upon your satisfaction of the release requirements set forth in Section 4 of your Change in Control and Severance Agreement with the Company (as may be amended from time to time).